                                                            EXHIBIT 28(H)(6)(B)

                                    FORM OF
                                 AMENDMENT TO
                             CONSULTING AGREEMENT

   THIS AMENDMENT TO CONSULTING AGREEMENT, dated as of May 1, 2011 (the "Amendment"), is between Lincoln Investment Advisors Corporation, a Tennessee corporation ("LIAC") and Wilshire Associates Incorporated ("Wilshire"), a __________________ corporation.

   WHEREAS, LIAC has contracted with Wilshire to provide consulting services in respect of certain of the funds within the Lincoln Variable Insurance Products Trust (the "Trust") pursuant to a Consulting Agreement, entered into June 11, 2010 (the "Consulting Agreement"); and

   WHEREAS, LIAC desires to retain Wilshire to provide consulting services with respect to additional funds of the Lincoln Variable Insurance Products Trust; and

   WHEREAS, Wilshire is willing to serve in such capacity; and

   WHEREAS, the parties have agreed to change the fee arrangement for such consulting services.

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

   1. Schedule A shall be deleted and replaced with the attached Schedule A to reflect the additional funds that will be subject to the Consulting Agreement.

   2. Schedule B shall be deleted and replaced with the attached Schedule B to reflect the new fee arrangement and compensation for Wilshire's consulting services.

   3. The following sentence shall be added to Section 10(a) of the Consulting
Agreement: "Notwithstanding the foregoing, the Adviser is permitted to disclose that it has retained Wilshire as a consultant with respect to the funds in advertising, supplemental sales literature or other promotional materials."

   4. All other terms and provisions of the Consulting Agreement not amended herein shall remain in full force and effect.

   5. This Amendment may be executed in two or more counterparts, which together shall constitute one instrument.

987241-2              1            Amendment - Wilshire Consulting Agreement

   IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers as of the day and year first written above.

LINCOLN INVESTMENT ADVISORS CORPORATION    WILSHIRE ASSOCIATED INCORPORATED

By: ___________________________________    By: ____________________________
Name: _________________________________    Name: __________________________
Title: ________________________________    Title: _________________________


987241-2              2            Amendment - Wilshire Consulting Agreement

                                  SCHEDULE A
                     FUNDS SUBJECT TO CONSULTING AGREEMENT

LVIP American Balanced Allocation Fund
LVIP American Income Allocation Fund
LVIP American Growth Allocation Fund
LVIP Aggressive Profile Fund
LVIP Conservative Profile Fund
LVIP Moderately Aggressive Profile Fund
LVIP 2010 Profile Fund
LVIP 2020 Profile Fund
LVIP 2030 Profile Fund
LVIP 2040 Profile Fund
LVIP 2050 Profile Fund

987241-2              3            Amendment - Wilshire Consulting Agreement